Exhibits 5.1, 8.1 and 23.1
                                                     --------------------------

                         Sidley Austin Brown & Wood LLP
                                787 Seventh Ave.
                            New York, New York 10019
                           Telephone: (212) 839-5300
                           Facsimile: (212) 839-5599




                                                                 March 30, 2005

CWMBS, Inc.
4500 Park Granada
Calabasas, California  91302


               Re:    CWMBS, Inc.
                      CHL Mortgage Pass-Through Trust 2005-9
                      Mortgage Pass-Through Certificates,
                      Series 2005-9
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Ladies and Gentlemen:

     We have acted as special counsel for CWMBS, Inc., a Delaware corporation (the "Company"), in connection with the issuance of the Mortgage Pass-Through Certificates of the above-referenced Series (the "Certificates") pursuant to a Pooling and Servicing Agreement dated as of March 1, 2005 (the "Pooling and Servicing Agreement"), among the Company, as depositor, Countrywide Home Loans, Inc., as a seller ("CHL"), Park Granada LLC, as a seller ("Park Granada"), Park Monaco Inc., as a seller ("Park Monaco") and Park Sienna LLC, as a seller ("Park Sienna" and, together with CHL, Park Granada and Park Monaco, the "Sellers"), Countrywide Home Loans Servicing LP, as master servicer (the "Master Servicer"), and The Bank of New York, as trustee (the "Trustee").

     The Certificates will represent the entire beneficial ownership interest in CHL Mortgage Pass-Through Trust 2005-9 (the "Trust Fund"). The assets of the Trust Fund will consist primarily of a pool of conventional negative amortization mortgage loans and conventional adjustable rate mortgage loans (the "Mortgage Loans") secured by first liens on one- to four-family residential properties. Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Pooling and Servicing Agreement. The Class 1-A-1, Class 1-A-2, Class 1-A-3, Class 1-A-4, Class 1-A-5. Class 1-A-6, Class 2-A-1, Class 2-A-2, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2, Class B-3, Class B-4 and Class B-5 Certificates are referred to herein as the "LIBOR Certificates."



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     We have examined such documents and records and made such investigations of such matters of law as we have deemed appropriate as a basis for the opinions expressed below. Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals.

     Based upon the foregoing, we are of the opinion that:

1. The Pooling and Servicing Agreement has been duly authorized, executed and delivered by the Company, the Sellers and the Master Servicer and, assuming due authorization, execution and delivery by the Trustee, constitutes a valid, legal and binding agreement of the Company, the Sellers and the Master Servicer, enforceable against the Company, the Sellers and the Master Servicer in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law. In rendering this opinion, we have relied on the opinions of counsel of Sandor E. Samuels, as to matters involving the due authorization, execution and delivery of the Pooling and Servicing Agreement by the Depositor, the Sellers and the Master Servicer.

2. Assuming that the Certificates have been duly executed and countersigned by the Trustee in the manner contemplated in the Pooling and Servicing Agreement, when delivered and paid for, the Certificates will be validly issued and outstanding and entitled to the benefits of the Pooling and Servicing Agreement.

3. Each REMIC described in the Pooling and Servicing Agreement will qualify as a real estate mortgage investment conduit within the meaning of Section 860D of the Internal Revenue Code of 1986, as amended (the "Code"), the Regular Certificates will be treated as regular interests in the Master REMIC, the Class A-R Certificate will represent ownership of the sole class of residual interest in each REMIC described in to the Pooling and Servicing Agreement and the interests of the holders of the LIBOR Certificates with respect to Carryover Shortfall Amounts, will represent, for federal income tax purposes, contractual rights coupled with regular interests within the meaning of Treasury regulation ss. 1.860G-2(i), assuming: (i) an election is made to treat the assets of each REMIC as a real estate mortgage investment conduit, (ii) compliance with the Pooling and Servicing Agreement and (iii) compliance with changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder.

     The opinion set forth in paragraph 3 is based upon the current provisions and interpretations of the Code, the Treasury regulations issued or proposed thereunder, Revenue Rulings and other published releases of the Internal Revenue Service and case law, any of which can change at any time. Any change could apply retroactively and modify the legal conclusions upon which the opinion is based. Our opinion is limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the Pooling and Servicing Agreement or the effect of the transactions on Countrywide Financial Corporation, any member of its federal consolidated group or any of its wholly owned affiliates.



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     In rendering the foregoing opinions, we express no opinion on the laws of any jurisdiction other than the federal tax laws of the United States of America, the corporate laws of the State of Delaware and the laws of the State of New York.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Report on Form 8-K dated the date hereof.


                                                      Very truly yours,

                                             /s/ SIDLEY AUSTIN BROWN & WOOD LLP
                                             ----------------------------------



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